UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 24, 2013

SCBT FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

South Carolina (State or other jurisdiction of incorporation)	001-12669 (Commission File Number)	57-0799315 (IRS Employer Identification No.)

520 Gervais Street Columbia, South Carolina (Address of principal executive offices)	29201 (Zip Code)

(800) 277-2175

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders

On July 24, 2013, SCBT Financial Corporation (“SCBT”) held a special meeting of shareholders (the “special meeting”) in Columbia, South Carolina.  At the special meeting, there were present in person or by proxy 12,933,624 shares of SCBT’s common stock, representing 75.94% of the total outstanding eligible votes.  At the special meeting, the shareholders of SCBT were asked to vote on (1) the approval of the Agreement and Plan of Merger by and between SCBT and First Financial Holdings, Inc. (“First Financial”), pursuant to which First Financial and SCBT will merge (the “SCBT merger proposal”), (2) the name change of SCBT to “First Financial Holdings, Inc.” effective only upon completion of the merger (the “name change proposal”), and (3) adjournment of the SCBT special meeting, if necessary or appropriate, to solicit additional proxies in favor of the SCBT merger proposal and/or the name change proposal.  Of the shares voted, 99.41% were voted in favor of the merger proposal and 96.70% were voted in favor of the name change proposal.  The voting results for each proposal are as follows:

1) Approval of the SCBT merger proposal:

	Votes	% of Shares Outstanding	% of Shares Voted

Voting For	12,856,650	75.49%	99.41%
Voting Against	32,715	0.19%	0.25%
Abstain From Voting	43,547	0.26%	0.34%
Uncast	712	0.00%
Total	12,933,624	75.94%	100.00%

2) Approval of the name change proposal:

	Votes	% of Shares Outstanding	% of Shares Voted

Voting For	12,505,797	73.43%	96.70%
Voting Against	357,349	2.10%	2.76%
Abstain From Voting	70,478	0.41%	0.54%
Total	12,933,624	75.94%	100.00%

3) Approval of the meeting adjournment proposal:

The meeting adjournment proposal was withdrawn, as sufficient votes were cast at the special meeting to approve the SCBT merger proposal and the name change proposal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCBT FINANCIAL CORPORATION
(Registrant)

Date:	July 25, 2013	/s/ John C. Pollok
John C. Pollok
Senior Executive Vice President,
Chief Financial Officer and
Chief Operating Officer